For the year ended July 31, 1995                                  Exhibit 77C
File Number 811-7814                                              -----------



A special meeting of shareholders of Global Small Cap Fund Inc. ("Fund") was held on July 10, 1995. At the meeting the following agreement was approved for the Fund:

A sub-advisory agreement between Mitchell Hutchins Asset Management and GE Investment Management with respect to the Fund.

The votes were as follows:

                  Shares Voted          Shares Voted          Shares Withhold
                  ------------          ------------          ---------------
                     For                  Against                Authority
                     ---                  -------                ---------
                  2,319,057               33,205                  694,347